Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1/MEF of Homeowners Choice, Inc. (the “Company”), and to the incorporation by reference therein of our report dated March 10, 2009, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

/s/ HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 23, 2010